Exhibit 10.1

RESCISSION AGREEMENT

This RESCISSION AGREEMENT (this “Rescission Agreement”) dated as of the 13th day of December, 2005 is entered into by and between Berman Health and Media, Inc., a Delaware corporation (f/k/a “Berman Center, LLC”) (the “Company”), Berman Center, Inc., a Delaware corporation and 100% corporate parent of the Company (“Parent”), and [NAME OF DIRECTOR], an individual (the “Director”).

RECITALS

WHEREAS, the Director is a member of the Company’s Board of Directors;

WHEREAS, in connection with the Director’s service on the Board of Directors of the Company, which, at the time of appointment, was known as Berman Center, LLC, the Director and the Company entered into that certain Restricted Units Agreement (the “Agreement”) dated May 17, 2004 pursuant to which the Director received 30,000 Common Units (“Common Units”) in Berman Center, LLC;

WHEREAS, 5,000 of the Common Units vested in 2004 (the “2004 Common Units”) and the remaining 25,000 Common Units vested in 2005 (the “2005 Common Units”);

WHEREAS, the 2004 Common Units were exchanged and converted into Twenty Six Thousand, One Hundred Eighty Six (26,186) shares of Common Stock of the Parent (the “2004 Shares”) and the 2005 Common Units were exchanged and converted into One Hundred Thirty Thousand, Nine Hundred Thirty Nine (130,929) shares of Common Stock of the Parent (the “2005 Shares”) in connection with the reverse merger effected by, among other parties, the Parent and the Company on June 16, 2005 (the “Merger”); and

WHEREAS, the Company and Director desire to rescind, cancel, and void the grant of the 2005 Common Units and release each other from all obligations with respect thereto and that each party be returned to the position it would have been in had the 2005 Common Units not been issued.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Rescission of the 2005 Common Units. The transactions contemplated by the Agreement with respect to the grant of the 2005 Common Units, including, without limitation, all rights and obligations related thereto and to the 2005 Shares, are hereby fully rescinded ab initio. Upon execution of this Rescission Agreement, all rights and obligations of the Company and the Director under the Agreement with respect to the grant of the 2005 Common Units, and all rights and obligations regarding the 2005 Common Units and the 2005 Shares shall be extinguished, canceled and voided, and each of the Company and Director shall be returned to the position each of them would have been in had the Agreement (as it pertains to the grant of the 2005 Common Units) not been executed.

2. Irrevocable Cancellation of the 2005 Shares. The Director’s 2005 Shares shall be irrevocably canceled by the Parent upon the execution of this Rescission Agreement, and no new 2005 Shares or any securities or other interests shall be granted to the Director in connection with this Rescission Agreement, and no obligation of the Company or the Parent to issue any securities or other interest to the Director shall be created in connection with or as a result of the execution of this Rescission Agreement.

3. Mutual General Release; Termination and Settlement

(a) Upon the date hereof, other than the duties and obligations created by this Rescission Agreement, each of the parties to this Rescission Agreement fully and completely releases and discharges the other parties from any and all claims, causes of action, demands or liability of any and every character, known or unknown, contingent or matured, that a party may have had against any other party that relate to or arise from the subject matter of the Agreement as it relates to the grant of the 2005 Common Units, the 2005 Common Units and the 2005 Shares. Each party agrees not to initiate a lawsuit or bring a claim of any kind against the other party, in any court, or otherwise, relating to the these matters, including, but not limited to, any claim under any common law, whether in law or equity, or federal, state or local statute, ordinance or rule of law.

(b) Section 1542 of the California Civil Code provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

As to the claims that are released by this Section 3, each of the parties waives all rights under this statute, and any similar statute, law or policy.

4. Governing Law. This Rescission Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware in the United States of America. Each party, to the extent permitted by law, knowingly voluntarily and intentionally waives its right to trial by jury in any action or other legal proceeding arising out of or relating to this Rescission Agreement and the transactions contemplated hereby.

5. Final Agreements. This Rescission Agreement is intended by the parities hereto to be the final, complete, and exclusive expression of the agreement between them. This Rescission Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof. No modification, rescission, waiver, release, or amendment of any provision of this Agreement shall be made.

6. Counterparts. This Rescission Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same document. This Rescission Agreement may be validly exchanged and executed by fax.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Rescission Agreement as of the date set forth above.

DIRECTOR

By:	/s/
Name:	[NAME OF DIRECTOR]

BERMAN HEALTH AND MEDIA, INC.

By:	/s/ Samuel Chapman
Samuel Chapman Chief Executive Officer

BERMAN CENTER, INC.

By:	/s/ Samuel Chapman
Samuel Chapman Chief Executive Officer